Exhibit 10.11
[Letterhead]
January 28, 2009
By Electronic Mail
Mr. Will Sowell
6101 Wilmington Drive
Frisco, TX 75035
Dear Will,
The purpose of this letter is to set forth in writing the terms of your employment with Green Dot Corporation (the “Company”).
Your employment with the Company will commence on March 2, 2009 (the “Start Date”) and your title will be Chief Operating Officer. In this position you will be reporting directly to the Company’s Chief Executive Officer. This is a full-time exempt position based at the Company’s offices in Monrovia, California, but your job duties may require travel as needed.
Your compensation will be structured as follows:
•	A salaried (exempt) position paying $235,000 per year.

•	In addition to your annual salary, you will be eligible to receive an annual bonus of up to 30% of your base salary, which will be based upon mutually-agreed metrics and deliverables. This bonus (and any other bonus for which you may become eligible) will be paid out in accordance with the Company’s standard bonus practices and policies (including, but not limited to, the requirement that you be employed by the Company on the date bonuses are regularly paid out to Company employees).

•	Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 40,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. This option will be granted under, and subject to the terms and conditions of, the Company’s 2001 Stock Plan (the “Plan”).

•	The Company will provide you with a housing and travel allowance of up to $4,000 per month for accommodations for your overnight stays in Monrovia, a rental car, and to cover the costs of airfare between the Texas and Los Angeles. If you elect to terminate your employment during the first twenty-four months following the Start Date, you will be required to reimburse the Company for the cumulative housing and travel costs advanced by the Company to you, or on your behalf, from the Start Date through the date of the termination of your employment with the Company.

If your employment is terminated by the Company without Cause, then you will be paid a lump sum equal to twelve months of your base salary in effect at the time of such termination. For purposes of the preceding sentence, “Cause” shall mean:
(i)	An unauthorized use or disclosure by you of the Company’s confidential information or trade secrets;

(ii)	A material failure by you to comply with the Company’s written policies or procedures;

(iii)	Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(iv)	Fraud or any act of moral turpitude in connection with your job duties;

(v)	Your gross negligence; or

(vi)	A continuing failure by you to perform assigned duties after receiving written notification from the CEO or the Company’s Board of Directors.
You will also be entitled to the standard employment benefit package that is available to all Company employees, which is subject to change. This will include Health, Dental and Vision coverage, plus other plans currently maintained by the Company or which may become available to Company employees from time to time. You are also eligible to receive 3 weeks of accrued vacation per year.
During the course of your employment with the Company, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.
As an employee of the Company, you will have access to certain confidential Company information, client lists, sales strategies and the like and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interest of the Company, you will need to sign and “Employee Inventions and Confidentiality Agreement” as a condition of your employment. Additionally, your employment will be conditioned upon you providing, within three business days of your hire, satisfactory proof that you are authorized to work in this country, as required by federal law. Further conditions of your employment include our review of your background check and reference check.
The Company is an “at-will” employer. The employment relationship set forth in this letter is for no specified period and can be terminated by either of us for any reason, without Cause, at any time. Your participation in any benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

To indicate your acceptance of this Company’s offer, please sign and date this letter in the space provided below and return it either via fax (626-775.3422) mail, or scanned email. This letter of agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.
This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.
Sincerely,
/s/ Steve Streit
Steve Streit
Chief Executive Officer
ACCEPTANCE:
I have read the foregoing letter and agree with the terms and conditions of my employment as set forth.
DATE: 02/03/2009
SIGNATURE: /s/ Will Sowell
NAME (printed): Will Sowell
START DATE: 03/02/2009